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Exhibit 8.1
Tax Opinion

January 15, 2002

Interactive Network, Inc.
180 Second Street, Suite B
Los Altos, California 94022

Re:	Merger Pursuant to Agreement and Plan of Reorganization by and among Interactive Network, Inc., Two Way TV Limited, and Two Way TV (US), Inc.

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization dated as of May 31, 2001 (the "Agreement") by and among Interactive Network, Inc., a California corporation (the "Company"), Two Way TV Limited, a corporation organized under the laws of England and Wales, and Two Way TV (US), Inc., a Delaware corporation ("Two Way TV (US)"). Pursuant to such Agreement, the Company will merge with and into Two Way TV (US) (the "Merger"), and Two Way TV (US) will be the surviving corporation in the Merger. Capitalized terms not expressly defined herein have the meanings set forth in the Agreement. Unless otherwise indicated, all section references in this opinion are to the Internal Revenue Code of 1986 (the "Code").

        In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, certain letters delivered to Winthrop & Weinstine, P.A. by the Company and Two Way TV (US) containing certain factual representations of the Company and of Two Way TV (US) (the "Representation Letters"), that certain Registration Statement filed by Two Way TV (US) with the Securities and Exchange Commission on September 26, 2001, as amended (the "Registration Statement"), and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have assumed that all parties to the Agreement and to any other documents examined by us, and all signatories to the Representation Letters, have acted, and will act, in accordance with the terms of such Agreement or documents, that all required authorizations and approvals, including stockholder approvals, will be received prior to or at the Effective Time, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, the Representation Letters, the Registration Statement, and other documents are true and complete in all material respects and will remain true and complete in all material respects from the date of this opinion through, and including, the Effective Time. We also have assumed that all representations made in any of the documents referred to herein "to the knowledge of," or similarly qualified, of any person or party are correct without such qualification. We also have assumed that, as to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

        In addition, we have assumed that no consideration other than Two Way TV (US) Common Stock will be transferred in exchange for Interactive Network Common Stock (disregarding cash paid to a Company stockholder, if any, who exercises dissenters' rights), that the Merger will be valid and effective in accordance with the General Corporation Law of the State of Delaware and the California Corporations Code, and that each of the Company and Two Way TV (US) will complete, execute, file, and retain all information, statements, and records required with respect to the Merger by Section 368 and the Treasury regulations promulgated thereunder.

Interactive Network, Inc.
January 15, 2002

        The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury regulations promulgated under the Code, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the date of this opinion or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or the interpretation of the income tax laws of the United States.

        Our opinions represent our best judgment as to how a court would decide if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

        Based upon and subject to the foregoing, and subject to the qualifications set forth herein, the discussion under the heading "The Merger—Material Federal Income Tax Consequences" contained in the Registration Statement, as it relates to statements of law and legal conclusions, is our opinion as to the material United States federal income tax consequences of the Merger. Because we are delivering this opinion prior to the Effective Time of the Merger, it is prospective and dependent on future events. We give no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that the IRS may not take contrary positions.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement. We are furnishing this opinion to you solely in connection with the Registration Statement. We consent to the use of our name wherever it appears in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the "1933 Act"), and we do not admit that we are "experts" within the meaning of such term as used in the 1933 Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By–	/s/ PAUL W. MARKWARDT A Shareholder

PWM

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